Exhibit 5.1

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December 17, 2013

Global Eagle Entertainment Inc.

4353 Park Terrace Drive

Westlake Village, California 91361

Ladies and Gentlemen:

We have acted as counsel to Global Eagle Entertainment Inc., a Delaware corporation (the “Company”), in connection with the offering by the Company of up to 12,546,528 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share, pursuant to the Registration Statement on Form S-3, as amended (Registration No. 333-188121), filed on April 25, 2013 with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), which was declared effective by the Commission on August 22, 2013 (as amended or supplemented, the “Registration Statement”), and the automatically effective registration statement filed on December 17, 2013 pursuant to Rule 462(b) of the Securities Act, the related prospectus dated August 22, 2013 (the “Base Prospectus”), and the prospectus supplement relating to the offering of the Shares dated the date hereof (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”) which will be filed by the Company with the Commission pursuant to Rule 424(b)(5) under the Securities Act. The offering of the Shares is being made pursuant to an Underwriting Agreement, dated December 17, 2013, between the Company and Piper Jaffray & Co. (the “Underwriting Agreement”). We are rendering this opinion to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement and Prospectus.

We have examined the originals, or duplicates or certified or conformed copies, of the Registration Statement, the Prospectus, the Underwriting Agreement and such other corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. The opinion set forth below is limited to the Delaware General Corporation Law.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and delivered in the manner contemplated by the Registration Statement and the Prospectus and pursuant to the terms of the Underwriting Agreement, and upon receipt by the Company of the consideration therefor, the Shares will be validly issued, fully paid and non-assessable.

Global Eagle Entertainment Inc.

December 17, 2013

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report on Form 8-K to be filed by the Company on or about December 17, 2013 and to the use of our name under the caption “Validity of the Securities” in the Prospectus Supplement.

Very truly yours,

/s/ McDermott Will & Emery LLP